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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

Group Maintenance America Corp.

We consent to the incorporation by reference in this Registration Statement of Group Maintenance America Corp. on Form S-8 (Group Maintenance America Corp. 1997 Stock Awards Plan) of our report dated August 7, 1997, except for Notes 2 and 11, as to which the date is August 18, 1997 with respect to the consolidated financial statements of MacDonald-Miller Industries, Inc. as of December 31, 1995, 1996, and June 30, 1997, and for each of the three years ended December 31, 1996 and the six month period ended June 30, 1997, appearing in the Form S-1 Registration Statement (Registration No. 333-34067) of Group Maintenance America Corp.

/s/ MOSS-ADAMS LLP

Seattle, Washington
December 5, 1997